Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Execution Version

STOCK AND ASSET PURCHASE AGREEMENT
by and among
EXODUS MOVEMENT, INC.
BAANX US CORP.,
W3C CORP
and
GARTH HOWAT
Dated as of May 1, 2026

TABLE OF CONTENTS
Section 1.01.    Purchase and Sale of Shares    5
Section 1.02.    Purchase and Sale of Purchased Assets    5
Section 1.03.    Excluded Assets    6
Section 1.04.    Assumed Liabilities    7
Section 1.05.    Excluded Liabilities    7
Section 1.06.    Purchase Price    8
Section 1.07.    Installment Payment Dates    8
Section 1.08.    Stock Payments    9
Section 1.09.    Withholding Tax    9
ARTICLE II CLOSING    9
Section 2.01.    Closing    9
Section 2.02.    Closing Deliverables    10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER    11
Section 3.01.    Organization and Authority of Seller    11
Section 3.02.    Organization, Authority and Qualification of the Company    11
Section 3.03.    Capitalization    11
Section 3.04.    No Subsidiaries    12
Section 3.05.    No Conflicts or Consents    12
Section 3.06.    Financial Statements    12
Section 3.07.    Undisclosed Liabilities    13
Section 3.08.    Absence of Certain Changes, Events, and Conditions    13
Section 3.09.    Material Contracts    14
Section 3.10.    Real Property    14
Section 3.11.    Title to Purchased Assets    14
Section 3.12.    Sufficiency of Purchased Assets    14
Section 3.13.    Intellectual Property    15
Section 3.14.    Legal Proceedings; Governmental Orders    15
Section 3.15.    Compliance with Laws    16
Section 3.16.    Taxes    16
Section 3.17.    Related Party Transactions    17
Section 3.18.    Compliance with Sanctions, Trade Laws, Anti-Corruption Laws and Anti-Money Laundering Laws    17

Section 3.19.    Insurance    18
Section 3.20.    Employee Matters    19
Section 3.21.    Designated Entities    20
Section 3.22.    Brokers    20
Section 3.23.    No Other Representations and Warranties; Non-Reliance    20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    21
Section 4.01.    Organization and Authority of Buyer    21
Section 4.02.    No Conflicts; Consents    21
Section 4.03.    Brokers    21
Section 4.04.    Legal Proceedings    21
Section 4.05.    No Other Representations and Warranties; Non-Reliance    21
ARTICLE V COVENANTS    22
Section 5.01.    Confidentiality    22
Section 5.02.    Public Announcements    23
Section 5.03.    Taxes    23
Section 5.04.    Further Assurances    25
Section 5.05.    Marks    26
Section 5.06.    Termination of Certain Agreements    27
Section 5.07.    Termination of Affiliate Arrangements.    28
ARTICLE VI . MISCELLANEOUS    28
Section 6.01.    Survival    28
Section 6.02.    Expenses    28
Section 6.03.    Notices    29
Section 6.04.    Interpretation; Headings    29
Section 6.05.    Severability    30
Section 6.06.    Entire Agreement    30
Section 6.07.    Assignment; Successors    30
Section 6.08.    Amendment and Modification; Waiver    30
Section 6.09.    Governing Law    31
Section 6.10.    Submission to Jurisdiction    31
Section 6.11.    Waiver of Jury Trial    31
Section 6.12.    Enforcement    32
Section 6.13.    Mutual Release    32

Section 6.14.    Counterparts    34
Section 6.15.    No Third-Party Beneficiaries    34
Section 6.16.    [***]    34

STOCK AND ASSET PURCHASE AGREEMENT
This Stock and Asset Purchase Agreement (this “Agreement”), dated as of May 1, 2026, is entered into among Exodus Movement, Inc., a Texas corporation (“Buyer”), Baanx US Corp. a Delaware corporation (the “Company”), W3C Corp, a Delaware corporation (“Seller”), and Garth Howat (“[***]”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (the “Shares”).
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s rights, title and interest in and to the Shares, free and clear of all Encumbrances, and otherwise subject to the terms and conditions set forth herein.
WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to sell and assign to Buyer, the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein.
WHEREAS, concurrently with the execution and delivery of this Agreement, as additional material consideration and as an essential inducement to Buyer to enter into this Agreement, Garth Howat has entered into a restrictive covenant agreement with Buyer (the “GH RCA”).
WHEREAS, (i) Baanx.com Ltd. (“Baanx UK”) and Monavate Ltd. (“Monavate UK”) are in financial distress, (ii) each such entity has given fixed and floating security to Buyer as secured lender, and (iii) immediately prior to the Closing it is reasonable to assume that, without the releases and other agreements contemplated by this Agreement, there would be a material risk that within the next twelve (12) months the relevant entity would be unable to pay its debts as they become due and such entity’s assets are less than its current liabilities.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
PURCHASE AND SALE
Section 1.01.Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Encumbrances (as defined herein), other than those arising under applicable securities laws.
Section 1.02.Purchase and Sale of Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (other than those arising under applicable securities laws), all of Seller’s right, title, and interest in, to, and under all of the following assets, including those assets set forth on Exhibit A hereto other than the Specified Excluded Assets (collectively, the “Purchased Assets”).
(a)all rights, interest and title to the Shares;
(b)all of Seller’s books, data (excluding any data the disclosure of which to Buyer or a third party would be prohibited by Law or which is subject to attorney-client privilege or any similar legal privilege), records and files (both hard copy and electronic, and including any tangible embodiments to the Transferred IP (as defined herein)), in each case, regarding the Company, or the Purchased Assets, whether in the possession or custody of any Seller, [***], any affiliate of Seller or any other third party (the “Books and Records”);
(c)all customer/vendor lists, customer contact information, email lists and other address lists relating to the Business as conducted by the Company (as defined below) and the Purchased Assets and maintained by or on behalf of Seller or [***] or any of their respective affiliates (whether obtained from retail store(s), website(s), third-party merchants or otherwise) (the “Customer Information”), excluding any information the disclosure of which to Buyer or a third party would be prohibited by applicable Law;
(d)all intercompany loans by Seller, on the one hand, to any of the Company and any of (the following entities, collectively, the “Designated Entities”) Monavate Holdings Limited, Baanx UK and Monavate UK, on the other hand, and any account receivable or similar payment obligation or other Liability owed by any of the Company and any Designated Entity, on the one hand, to the Company, on the other hand;
(e)all Intellectual Property rights owned by the Seller, its affiliates or the [***] and that relate to the Business, including without limitation: (i) the proprietary source code, the smart contracts and wallets, the domain names, the social media accounts, the trade marks, the other assets (listed therein) and any and all Intellectual Property rights subsisting therein and transferred from ANRK, Ltd. Seychelles to Seller pursuant to that certain Intellectual Property Assignment Deed, dated November 18, 2025 (the “ANRK IP”); (ii) the right to sue or recover and retain damages and obtain other equitable relief for past, present and future infringement, dilution, misappropriation or other violation thereof, whether occurring prior to, on or after the Closing Date; and (iii) with respect to any trademarks included therein, any and all goodwill of the business connected with the use of and symbolized by such trademarks (collectively, the “Transferred IP”).
Section 1.03.Excluded Assets. “Excluded Assets” means, subject to the last sentence of this section, any assets, properties, and rights of Seller (other than the Shares and the Purchased Assets), including each of the following:
(a)Seller’s and [***]’s claims, rights, recourses, counterclaims, causes of action or other legal proceedings against third parties relating solely to any Excluded Asset or Excluded Liability (and not, for the avoidance of doubt, the Shares, the Company or any Purchased Asset), whether choate or inchoate, known or unknown, liquidated or unliquidated or contingent or non-contingent;
(b)Seller’s and [***]’s claims, rights, recourses, counterclaims, causes of action solely to the extent related to or arising from any of the Transaction Documents to which such Person is a party;

(c)any rights (to the extent in effect as of immediately prior to the Closing) of Seller or [***] to make any claim for coverage, indemnity, defense, reimbursement, recovery, or proceeds under any insurance policy of the Company in effect as of immediately prior to the Closing for any event, act, omission, occurrence, claim, loss, damage, liability, or circumstance, occurring prior to the Closing (it being understood that any payment or other obligation incurred in connection therewith shall be borne by Seller and [***]);
(d)all employees and independent contractors of Seller and its subsidiaries that are not employees or independent contractors of the Company, regardless of whether or not such relationship has been memorialized in writing and the continuing obligation for any such person to provide services for the Business, and all rights, title and interest in the Employee Benefit Plans and the assets thereof;
(e)the Tax returns of Seller; and
(f)all assets, properties and rights set forth on Exhibit B hereto (the “Specified Excluded Assets”).
Notwithstanding anything contained herein to the contrary, except as may be a Specified Excluded Asset (which shall be an Excluded Asset hereunder), the Excluded Assets do not include any properties, rights or assets of the Company.
Section 1.04.Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform, and discharge in due course when due, only the Liabilities of Seller to the extent that they directly relate to or arise out of the ownership of the Purchased Assets for the periods following the Closing and not relating to or arising from any period occurring on or prior to the Closing (collectively, the “Assumed Liabilities”), and no other Liabilities. For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, whether liquidated or unliquidated, accrued or unaccrued, matured or unmatured, whether due or to become due, or otherwise. For the avoidance of doubt, the assumption of the Assumed Liabilities shall not, in any way, expand the rights of any third party relating thereto.
Section 1.05.Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including any Liabilities (i) in respect of any Taxes for a Pre-Closing Tax Period (including any such Taxes of the Company), (ii) related to the employment and termination of employment of any person, including former employees, incurred with respect to any period on or prior to the Closing (including accrued vacation, severance or post-termination obligations, bonuses and payroll or payroll-related Liabilities), or any proceeding relating thereto related to any Employee Benefit Plan, other than an aggregate amount not to exceed $90,000 in respect of payroll in the Ordinary Course of Business for employees and other service providers of the Company for periods prior to the Closing, (iii) related to or arising from any actual or alleged breach of contract, guarantee, overcharge or underpayment, breach of warranty, tort, infringement, breach of fiduciary duty, fraud, malfeasance, violation of Law, relating to conduct, performance or nonperformance by the Company or any of its directors, officers, employees or other representatives, in each case, related to or arising from any period occurring on or prior to the Closing, including any successor liability claims (or similar claims) or that may be owed to or assessed by any Governmental Authority or other Person, (iv) related to or arising from any fees and expenses incurred or payable by or on behalf of, or paid or to be paid directly by, the Company, Seller, [***] or any of their affiliates in connection with the process of selling or otherwise transferring rights, equity securities or assets of, Seller, the Company, any Designated Entity, or the negotiation, preparation or execution of this Agreement or the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”), or in respect of the Prior Transaction Documents, or consummation of the transactions contemplated hereby or thereby (including all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby or under the Prior Transaction Documents (“Seller Transaction Expenses”)) or (v) related to or arising from any Action related to or arising from any period occurring on or prior to the Closing.
Section 1.06.Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall consist of (a) an amount in cash equal to USD $5,000,000 less the Specified Seller Transaction Expenses (such net amount, the “Closing Cash Consideration”) and shall be paid on the later of the date of the Closing and the Delivery Date (as defined herein) by wire transfer of immediately available funds to an account designated in writing by the Seller, and (b) an additional aggregate amount in cash equal to USD $25,000,000 (the “Additional Cash Consideration”) to be paid to Seller in installment payments, in such amounts and on such dates as set forth in Section 1.07, plus the assumption of the Assumed Liabilities. For the avoidance of doubt the Additional Cash Consideration not otherwise paid in Buyer Stock (as defined below) shall be paid in the manner set forth in clause (a). For purposes of this Agreement, the “Specified Seller Transaction Expenses” means the amount of all unpaid fees and expenses of Greenberg Traurig LLP (“GT”) incurred by or on behalf any of [***], Seller or the Company in connection with the negotiation, preparation or execution of the Transaction Documents which, in each case, are evidenced by a final summary invoice delivered by Seller to Buyer prior to the Closing. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Buyer, or any of its Affiliates or its or their respective Representatives, it is expressly acknowledged and agreed that Buyer shall be entitled to rely on any wire instructions delivered by or on behalf of Seller or its Representatives, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith.
Section 1.07.Installment Payment Dates. Buyer shall pay each installment of the Additional Cash Consideration by wire transfer to Seller of immediately available funds (subject to Section 1.08) in accordance with the wire transfer instructions provided by Seller to Buyer in writing at least two (2) business days in advance of any payment date, in such amounts and on such dates as set forth below, provided the Delivery Date has occurred:
(a)USD $5,000,000 on the twelve (12) month anniversary of the Closing Date.
(b)Subject to Section 1.08, USD $10,000,000 on the three (3) year anniversary of the Closing Date (the “Second Installment Payment”).
(c)Subject to Section 1.08, USD $10,000,000 on the four (4) year anniversary of the Closing Date (the “Third Installment Payment”).
Section 1.08.Stock Payments. Notwithstanding Section 1.07, Buyer shall have the option, with the prior written approval of Seller memorialized in a document signed by each of [***] and Buyer, and subject to applicable Law, to pay all or any portion the Second Installment Payment and the Third Installment Payment in the form of shares of Class A Common Stock, par value $0.000001 per share, of Buyer (“Buyer Stock”), based upon a volume weighted average price and customary registration rights to be mutually agreed between Buyer and Seller.

Section 1.09.Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price, including the Closing Cash Consideration or Additional Cash Consideration, all taxes that Buyer may be required to deduct and withhold under any provision of applicable tax laws and all such withheld amounts that are remitted to the applicable Governmental Authority shall be treated as delivered to Seller hereunder. Buyer shall use its commercially reasonable efforts to provide Seller with written notice of any intended deduction or withholding at least five business days before the applicable payment, and Buyer and Seller shall cooperate in good faith to reduce or eliminate any such deduction or withholding. Notwithstanding the foregoing, provided that Seller has delivered to Buyer a properly completed IRS Form W-9 pursuant to Section 2.02(a)(v) of this Agreement, Buyer shall not deduct or withhold any U.S. federal Tax under section 1445 of the Code from any payment to Seller under this Agreement.
Article II
CLOSING
Section 2.01.Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” Notwithstanding anything to the contrary contained herein: (a) the Closing shall be deemed to occur upon the release of all signature pages to this Agreement and the Transaction Documents by all signatories thereto, and (b) the “Delivery Date” shall be the date on which the delivery by Seller to the Buyer of the Purchased Assets expressly listed on Annex 2.1 has, in all material respects, occurred (which, when Buyer has determined has occurred in accordance with this Agreement, Buyer will promptly notify Seller of in writing, it being understood and agreed that, without prejudice to Seller’s obligation to deliver the Purchased Assets listed on Annex 2.1, Buyer shall have the right, unilaterally to deem the Delivery Date to have occurred). The parties agree and acknowledge that any Purchased Assets that are not listed on Annex 2.1 shall remain subject to the terms of this Agreement, including Seller’s obligation to deliver such Purchased Assets in a timely manner following the Closing. If any of the Purchased Assets expressly listed on Annex 2.1 have not been delivered by Seller to Buyer at Closing, each of [***] and Seller covenants and agrees to deliver, or cause to be delivered, to Buyer such Purchased Assets as soon as possible following the Closing (and, in any event, within thirty (30) days). If Seller believes the Delivery Date has occurred in accordance with this Agreement, Seller may request in writing (which request shall not be sent more than once in any five (5) Business Day period) Buyer to confirm whether the Delivery Date has occurred, and within three (3) Business Days of Seller’s written request, Buyer shall confirm whether it has determined the Delivery Date has occurred (including, if Buyer has determined the Delivery Date has not occurred, a reasonable description of its basis for such determination).
Section 2.02.Closing Deliverables.
(a)Seller shall deliver to Buyer the following:
(i)on the later of the Closing Date or Delivery Date, the assets listed on Annex 2.1;
(ii)at the Closing, such customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement, including, a Bill of Sale, Stock Power, Intellectual Property Assignment Agreement and ANRK Intellectual Property Assignment Agreement, each in form agreed between Buyer and Seller;

(iii)at the Closing, the mutual release from liabilities of, on the one hand, Alistair Paul Beveridge and Daniel Imison and, on the other hand, Seller and [***];
(iv)at the Closing, letters of resignation from the officers and directors of the Company, effective as of the Closing, in form and substance reasonably satisfactory to Buyer; and
(v)at the Closing, properly completed IRS Form W-9 of the Seller.
(b)Buyer shall deliver the following:
(i)on the later of the Closing Date or Delivery Date, to Seller, by wire transfer of immediately available funds to a bank account designated by Seller, the Closing Cash Consideration;
(ii)at the Closing, to GT, by wire transfer of immediately available funds to a bank account designated by GT and pursuant to the wire instructions set forth in a final summary invoice delivered to Buyer on or prior to the Closing, the amount of such Specified Seller Transaction Expenses due to GT; and
(iii)at the Closing, to Seller, such customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement, including, a Bill of Sale, Intellectual Property Assignment Agreement and ANRK Intellectual Property Assignment Agreement, each in form agreed between Buyer and Seller.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.01.Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.
Section 3.02.Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section 3.03.Capitalization.
(a)The Shares constitute all of issued and outstanding shares of stock of the Company. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares at Closing in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances other than those arising under applicable securities laws.
(b)All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person (as defined herein).
(c)There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to, or having a value based on, the shares of stock of the Company or obligating Seller or the Company to issue or sell any shares of stock, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.
Section 3.04.No Subsidiaries. The Company does not have, or have the right to acquire, an equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person. The Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
Section 3.05.No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority” and “Laws”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Company or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party (whether with notice or lapse of time or both) the right to accelerate, terminate, modify, or cancel any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”) to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance in each case other than as a result of state and federal securities laws (collectively, “Encumbrance”) on the Purchased Assets or any properties or assets of the Company, in each case, with respect to clause (b)-(e), except as would not reasonably be expected to be material to the Company.
Section 3.06.Financial Statements. True and complete copies of the Company’s balance sheet as of March 31, 2025 (the “Balance Sheet Date”) have been delivered to Buyer (the “Balance Sheet”) and are attached hereto as Schedule 3.06. The Balance Sheet is based on the books and records of the Company and fairly presents in all material respects the financial condition of the Company as of the respective date they were prepared and the results of the operations of the Company for the periods indicated. The accounts receivable and accounts payable of the Company (including those reflected on the Balance Sheet) have arisen from bona fide arm’s length transactions in the ordinary course of business. The Company does not have any accounts receivable or accounts payable in excess of $150,000 from any Person which is an affiliate of [***], Seller or the Company or from any equity holder, director, member, manager, officer or employee of the Company, Seller or any affiliates thereof. The Company is not a party to and does not have any commitment to become a party to any “off balance sheet” arrangement (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission). As of April 30, 2026 the Company had, under its control, Virtual Currency of at least $316,174.95.
Section 3.07.Undisclosed Liabilities. The Company has no Liabilities, that will be or are Assumed Liabilities except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually greater than USD $25,000 or collectively greater than USD $250,000 in the aggregate; and (c) for Liabilities that relate to the negotiation, preparation and consummation of the transactions contemplated by the Transaction Documents which will be fully satisfied at the Closing (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of applicable Law).
Section 3.08.Absence of Certain Changes, Events, and Conditions.
(a)Since the Balance Sheet Date, (i) the Company has conducted its business in the Ordinary Course of Business, (ii) the Company and Seller have not transferred, spent, or liquidated any Virtual Currency other than in the Ordinary Course of Business, and (iii) there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, results of operations, condition (financial or otherwise), or assets of the Company or the value of the Purchased Assets, taken as a whole other than the effects of the ongoing disputes related to and arising from Prior Transaction Documents (as defined herein). For purpose of this Agreement “Ordinary Course of Business” means the ordinary course of business of the Company consistent in all material respects with the Company’s past practices (taking into account the enhanced functionality, use and operation of the business of the Company for the time periods commencing January 1, 2026 through the date of this Agreement).
(b)“Virtual Currency” means a digital unit that is used as a medium of exchange or a form of digitally stored value that generally may be recorded or transferred by means of a distributed ledger technology system, including digital units of exchange that (i) have a centralized repository or administrator, (ii) are decentralized and have no centralized repository or administrator or (iii) may be created or obtained by computing or manufacturing effort, including in each case, for the avoidance of doubt, (x) any cryptographic tokens, cryptographic coins, cryptographic currencies, or other cryptographic assets, digital assets or other, virtual or blockchain-based assets that function as a medium of exchange or a form of digitally stored value, and (y) options, or warrants to purchase any of the items described in the foregoing clause (x) or that are, or may become, convertible or exchangeable into or exercisable for (directly or indirectly) any of the items described in the foregoing clause (x).

Section 3.09.Material Contracts.
(a)Seller has provided to Buyer a complete and correct list (or otherwise confirmed in writing that no such Contracts exist) of the following Contracts (collectively, the “Material Contracts”) to which the Company is a party or otherwise bound, or which is otherwise used or necessary in the conduct of the Business as conducted in the Ordinary Course of Business on and after January 1, 2026:
(i)each Contract that involves or would reasonably be expected to involve aggregate consideration in excess of $50,000 in fiscal year 2026, and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;
(ii)all Contracts relating to material Intellectual Property of the Business, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;
(iii)all Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees) of the Company; and
(iv)all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.
(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of Seller (as defined below), any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any such Contract. Complete and correct copies of each Material Contract have been made available to Buyer. As used herein, “Knowledge of Seller” means the conscious knowledge of [***] or the knowledge [***] would obtain after reasonable investigation (including of any officer of the Company).
Section 3.10.Real Property. The Company does not have any ownership or leasehold (or subleasehold) interest in any real property.
Section 3.11.Title to Purchased Assets. Seller has good and valid title to all the Purchased Assets, free and clear of Encumbrances. Upon the transfer, assignment, and delivery of the Purchased Assets at Closing in accordance with the terms of this Agreement, Buyer shall own all of the Purchased Assets, free and clear of all Encumbrances.
Section 3.12.Sufficiency of Purchased Assets. The Purchased Assets are sufficient for the continued conduct of the business of the Company after the Closing as conducted as of immediately prior to the Closing and for the conduct of the business in the Ordinary Course of Business, including the B2B self-custody, lending, bridging, card issuing and IBAN issuing business and activities, and all other business carried on under the “Baanx”, “Crypto Life” or “Cryptodraft” brands together with all related services and all related contracts (the “Business”) and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are, individually or in the aggregate, material to the Business.
Section 3.13.Intellectual Property.
(a)The term “Intellectual Property” means any: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing;

(iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.
(b)Seller has provided Buyer with a correct and complete list of all material issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company or are included in the Transferred IP (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all material Intellectual Property used or held for use in or necessary for the conduct of the Company’s business in the Ordinary Course of Business (the “Company Intellectual Property”), free and clear of all Encumbrances. To the Knowledge of Seller, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable steps to maintain and enforce the Company Intellectual Property, taken as a whole.
(c)The conduct of the Business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person in any material respect. To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property in any material respect.
Section 3.14.Legal Proceedings; Governmental Orders.
(a)There are no claims, actions, suits, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, audits, examinations or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller, the Company or any affiliates of the foregoing: (i) relating to or affecting the Company or its business (including the Business), by its employees or other service providers or against any Employee Benefit Plan (other than routine claims for benefits), or the Purchased Assets or Assumed Liabilities, except as would not be material to the Company; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)Except as is not, and would not reasonably be expected to be material, there are no outstanding Governmental Orders against, relating to, or affecting the Company or any of its properties or assets or the Purchased Assets, or investigations by any Governmental Authority with respect thereto.
Section 3.15.Compliance with Laws. Seller is and has been in compliance, in all material respects, with all Laws applicable to the ownership and use of the Purchased Assets and its ownership of the Company (including the safeguarding of customer funds) and the Company has complied, and is in compliance, in all material respects with all Laws applicable to it or its business (including the Business), properties or assets. All material permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to operate in the Ordinary Course of Business have been obtained and are valid and in full force and effect. No event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.
Section 3.16.Taxes.
(a)All income and other material Tax Returns required to be filed by or include the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all material respects. All income and other Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges in the nature of taxes, together with any interest, additions, or penalties with respect thereto. “Tax Returns” means all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund). The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
(b)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
Section 3.17.Related Party Transactions. Other than the agreements, arrangements and understandings contemplated to be executed and delivered by this Agreement at the Closing, there are no (each, a “Related Party Transaction”) Contracts or other arrangements involving the Company in which Seller, [***], any of their respective affiliates, or any of its or their respective directors, officers, or employees or any family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company or any of the Purchased Assets other than with respect to Frozen Time, LDA.
Section 3.18.Compliance with Sanctions, Trade Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.
(a)Neither Seller nor the Company, nor any of their respective officers, directors or any employees or, to Seller’s knowledge, agents acting on behalf of the Company or Seller, is, or at any time during the past five (5) years has been, a Sanctioned Person.
(i)“Sanctioned Person” means (A) any Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom or any other sanctions authority having jurisdiction over Buyer, Seller or the Company or any of their affiliates; (B) any Person that is located, organized, or resident in a Sanctioned Territory; (C) the government of a Sanctioned Territory or the Government of Venezuela; or (D) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
(ii)“Sanctions” means any trade, economic, or financial sanctions Laws or trade embargoes imposed, administered, or enforced from time to time by

(x) the U.S. government, including those administered by the Office of Foreign Assets Control, the U.S. Department of State or (y) the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom, or any other similar Governmental Authority with jurisdiction over Buyer or the Company or any of its subsidiaries.
(iii)“Sanctioned Territory” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine; insofar as activities pre-dating July 1, 2025 are concerned, Syria is to be part of this list).
(b)During the past five (5) years, none of Seller or the Company has violated any applicable Sanctions, Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws in any material respect.
(i)“Trade Laws” means all applicable United States Laws pertaining to export controls and imports, including such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency, including the sanctions and export controls administered and enforced by the Office of Foreign Assets Control; the Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and any similar Laws in any other jurisdiction in which Seller or the Company conduct business, except to the extent inconsistent with U.S. Law.
(ii)“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the UK Bribery Act, and any similar Laws in any other jurisdiction in which Seller or the Company, or their respective agents or Representatives, conduct business.
(iii)“Anti-Money Laundering Laws” means Laws relating to money laundering, including, financial recordkeeping and reporting requirements, which apply to the business, assets or dealings of Seller or the Company and any related or similar Law issued, administered or enforced by any Governmental Authority; such as, without limitation, Title 18 U.S.C. 1956, 1957, 1960 and Title 31 U.S.C. 31 U.S.C. 5311, et seq., the UK Proceeds of Crime Act 2002, and the UK Terrorism Act 2000, as amended.
(c)No action or enforcement proceeding or investigation, review, audit or inquiry by or before any Governmental Authority involving Seller or the Company with respect to any actual or alleged violations of Sanctions, Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws is, or during the past five (5) years has been, pending or, to the knowledge of Seller, threatened.
(d)During the past five (5) years, neither Seller, nor the Company nor any of their respective officers, directors, employees, or, to the knowledge of Seller, agents acting on behalf of any of them, has engaged in any business activities, transactions or other dealings, directly or indirectly, with or involving any Sanctioned Person or Sanctioned Territory, in violation of applicable Sanctions.
(e)Neither Seller nor the Company is subject to any suspension, revocation, non-renewal, or threatened action by any Governmental Authority in respect of any required license, permit, or approval arising from or relating to any breach of applicable Sanctions, Trade Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.
Section 3.19.Insurance. The Company maintains insurance policies relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 3.20.Employee Matters.
(a)The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it prior to the date of this Agreement or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment and the termination thereof, including those related to wages, hours, immigration, and worker classification. The Company is not a party to any collective bargaining agreement or other contract with a labor union or labor organization, and no employee of the Company is represented by any such labor union or organization with respect to such employee's employment with the Company.
(b)The Company has made all required contributions and has no liability to any Employee Benefit Plan, and has complied in all material respects with its terms and all applicable Laws for each such Employee Benefit Plan. For purposes of this Agreement, (i) “Employee Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each other plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which the Company or any ERISA Affiliate (as defined below) sponsors, maintains or is a party to for the benefit of or with its current or former employees or other service providers or with respect to which the Company has any direct or indirect present or future liability and (ii) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414 of the Code.
(c)The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant. The consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will not give rise to any payment (or acceleration of vesting of any amount or benefit) that will be an “excess parachute payment” as defined in Section 280G of the Code.
(d)No event has occurred, and to the Knowledge of Seller no condition exists that would, subject the Company to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. The Company has not at any time sponsored or been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)Each former officer or other employee has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.
Section 3.21.Designated Entities.
(a)Seller is the legal and beneficial holder of the whole of the issued and allotted share capital of Monavate Holdings Limited and Baanx UK, and such share capital has been properly and validly issued and allotted and each share is fully paid.
(b)Monavate Holdings Limited is the legal and beneficial holder of the whole of the issued and allotted share capital of Monavate UK, and such share capital has been properly and validly issued and allotted and each share is fully paid.
(c)The statutory books of each Designated Entity have been properly kept, are up to date and contain complete and accurate details of all matters required by applicable laws to be entered in them, including the register of members of each Designated Entity reflecting the matters set forth in this Section 3.21.
Section 3.22.Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller, for which the Company or Buyer or any of their respective affiliates would be liable or that would not be treated as Seller Transaction Expenses.
Section 3.23.No Other Representations and Warranties; Non-Reliance. Except for the representations and warranties made by Seller that are expressly set forth in this Article III or [***] in this Agreement, or Seller or [***] in any Transaction Document, Seller, Buyer and [***] and the affiliates and representatives of each of the foregoing expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Buyer or any of its respective affiliates or any of their representatives in connection with the transactions contemplated hereto and thereto. Buyer on behalf of itself and its affiliates and representatives, acknowledges and agrees that (i) except for the representations and warranties made by Seller that are expressly set forth in this Article III or [***] in this Agreement, or Seller or [***] in any Transaction Document, neither Seller, [***], nor any affiliate or representative of either of the foregoing, has made, or is making, any representation, warranty, statement or disclosure of any kind (whether express or implied, written or oral) in connection with the transactions contemplated hereto and thereto and (ii) any such other representations or warranties are expressly disclaimed by Seller and [***]. Each of Seller and [***] (on behalf of itself, and its other affiliates and representatives) acknowledges and agrees that it is not relying on, and has not relied on, any representation or warranty other than those expressly set forth in this Agreement and each Transactions Document to which it is a party in determining to enter into this Agreement, the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01.Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 4.02.No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.
Section 4.03.Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer, for which Seller or its affiliates would be liable.
Section 4.04.Legal Proceedings. Other than any Action brought by or on behalf of Seller or [***], there are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.
Section 4.05.No Other Representations and Warranties; Non-Reliance. Except for the representations and warranties made by Buyer that are expressly set forth in this Article IV, Buyer and its affiliates and representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Seller, [***] the Company or any of their respective affiliates or representatives. Each of Seller and [***], on behalf of itself and its affiliates and representatives, acknowledges and agrees that (i) except for the representations and warranties made by Buyer that are expressly set forth in this Article IV, neither Buyer, nor any of its affiliates or representatives, has made, or is making, any representation, warranty, statement or disclosure of any kind (whether express or implied, written or oral) with respect to itself, its subsidiaries or its or their respective businesses, operations, condition (financial or otherwise), pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements with respect to any other information, documents or other materials (including any due diligence or other materials contained in any virtual data room established in connection with this Agreement) and (ii) any such other representations or warranties are expressly disclaimed by Buyer, and none of Seller, [***] nor any Person on any of their respective behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made. Buyer acknowledges and agrees that it is not relying on, and has not relied on, any representation or warranty other than those expressly set forth in this

Agreement or any Transaction Document in determining to enter into this Agreement and consummate the transactions contemplated hereby.
Article V
COVENANTS
Section 5.01.Confidentiality.
(a)Subject to Section 5.01(b), from and after the Closing, Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets or the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, [***], any of their respective affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, [***] any of their respective affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller, [***] or any of their respective affiliates or their respective Representatives are required or requested to disclose any information by Governmental Order or applicable Law, Seller shall promptly notify Buyer in writing and shall (or shall cause such Person to) disclose only that portion of such information which is legally required to be disclosed, provided, that Seller shall (and shall cause such Person to) cooperate with all reasonable requests of Buyer (at Buyer’s sole cost and expense) to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(b)Notwithstanding anything to the contrary contained in this Agreement, Seller and [***] shall be permitted to (i) make private statements consistent in all respects with the public filings or public statements made by Buyer, its affiliates and their representatives, and (ii) make disclosures (A) as required by applicable Law, legal process, subpoena, civil investigative demand, stock exchange rule or the rules or regulations of any governmental authority having jurisdiction over Seller, [***], or any of its affiliates, (B) in connection with the preparation of Tax returns, financial statements or regulatory filings, (C) in legal filings or other testimony or deposition provided pursuant to any Action brought to enforce Seller’s rights or remedies under any Transaction Document, (D) as may be reasonably necessary to execute or implement the obligations applicable to Seller, [***] or any of their affiliates in any Transaction Document including without limitation with respect to the termination of the Delaware Action, and (E) to legal counsel engaged by or for the benefit of Seller, [***], or any affiliate thereof.
Section 5.02.Public Announcements. Unless otherwise required by applicable Law or the rules or regulations of any applicable securities exchange, none of Seller or [***] shall, and Seller and [***] shall cause their affiliates and Representatives not to, make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).
Section 5.03.Taxes.
(a)Tax Returns. Seller shall prepare and file, or cause to be prepared and filed, all U.S. federal income Tax Returns of Seller’s consolidated group and any state, local or non-U.S. combined, consolidated, unitary or similar Tax Returns that include Seller or any of its affiliates and the Company for any taxable period ending on or before the Closing Date or otherwise including the Closing Date, in each case to the extent such Tax Returns are required to be filed by Seller or any of its affiliates other than the Company after the Closing. Buyer shall prepare and timely file, or cause the Company to prepare and timely file, all Tax Returns of the Company for any taxable period beginning after the Closing Date and any Tax Returns of the Company that are required to be filed after the Closing Date and are not described in the preceding sentence (such Tax Returns, “Buyer Tax Returns”). To the extent any Buyer Tax Return could reasonably be expected to materially increase the Taxes of the Seller or give rise to any material indemnification obligation of Seller or [***] under this Agreement, Buyer shall provide Seller with a copy of such Buyer Tax Return at least 20 days before the due date for filing such Buyer Tax Return, taking into account applicable extensions, for Seller’s review and consent, and no such Buyer Tax Return shall be filed without prior written consent from Seller (not to be unreasonably withheld, delayed or conditioned).
(b)Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the portion of any Taxes attributable to the Pre-Closing Tax Period shall be determined, in the case of Taxes imposed on a periodic basis, on a per diem basis, and, in the case of all other Taxes, as if the taxable period ended at the close of business on the Closing Date.
(c)Purchase Price Allocation. The parties agree that the Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes shall be allocated among the Shares, the Purchased Assets and any other rights or arrangements entered into in connection with the transactions contemplated hereby in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, to the extent applicable, and otherwise in a manner mutually agreed by Buyer and Seller and consistent with the relative fair market values of such items. Within 60 days following the Closing Date, Buyer shall deliver to Seller a proposed allocation schedule for Seller’s review and comment. Buyer and Seller shall cooperate in good faith to resolve any comments and agree upon a final allocation schedule. The parties shall file all Tax Returns, including IRS Form 8594, consistently with such final allocation schedule and shall not take any position inconsistent therewith except as otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.
(d)Post-Closing Tax Actions. Without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause the Company not to, amend any Tax Return of the Company for any Pre-Closing Tax Period, make or change any Tax election with retroactive effect to any Pre-Closing Tax Period, initiate any voluntary disclosure or similar proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period, or take any other action outside the ordinary course after the Closing, in each case that could reasonably be expected to materially increase the Taxes of the Seller or give rise to any material indemnification obligation of Seller or [***] under this Agreement. Buyer shall not make, cause or permit to be made any election under Section 338 of the Code, or any comparable provision of state, local or non-U.S. Law, with respect to the purchase of the Shares without Seller’s prior written consent.
(e)Tax Contests. Buyer shall control any Tax Contest relating solely to the Company for any taxable period beginning after the Closing Date. With respect to any Tax Contest relating to a Straddle Period or otherwise relating to Taxes of the Company that could reasonably be expected to increase the Taxes of the Seller or give rise to any material indemnification obligation of Seller or [***] under this Agreement, Buyer shall keep Seller reasonably informed and shall not settle such Tax Contest without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(f)Refunds. Seller shall be entitled to any refund or credits of or with respect to the Company for any Pre-Closing Tax Period, including any such refund or credit arising with respect to any consolidated, combined, unitary or similar Tax Return that includes Seller or any of its affiliates and the Company. Buyer shall pay, or cause the Company to pay, to Seller any such refund or credit to which Seller is entitled within ten (10) business days after receipt or realization thereof, net of any reasonable out-of-pocket costs and any Taxes incurred by Buyer or the Company in obtaining or receiving such refund or credit.
(g)Cooperation; Records. Following the Closing, Buyer and Seller shall reasonably cooperate, and shall cause their respective affiliates, including the Company, to reasonably cooperate, in connection with Tax Returns, Tax refunds, Tax audits and other Tax matters relating to the Company, the Purchased Assets, or the transactions contemplated by this Agreement. Such cooperation shall include reasonable access, upon reasonable prior notice and during normal business hours, to relevant books, records, Tax Returns, work papers and other information. Buyer shall cause the Company to retain all such Tax-related books and records until the later of (i) six (6) years after the Closing Date and (ii) such longer period as may be required by applicable Law or any Governmental Authority.
(h)Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The parties shall reasonably cooperate (at their own respective expense) to timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(i)The parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for tax purposes, except to the extent otherwise required by applicable Law.
(j)Definitions. “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the close of business on the Closing Date. “Straddle Period” means any taxable period that begins on or before and ends after the Closing Date. “Tax Contest” means any audit, examination, claim, adjustment, assessment, litigation or other administrative or judicial proceeding with respect to Taxes.
Section 5.04.Further Assurances.
(a)Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to (to the extent such party is legally able to direct such action, or shall otherwise instruct), execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limitation to the foregoing, at and after the Closing, and without further consideration thereof, Seller shall execute and deliver to Buyer such further instruments and certificates as shall be necessary to vest, perfect or confirm ownership (of record or otherwise) in Buyer or its designees, Seller’s right, title or interest in, to or under any of the Purchased Assets and Company Intellectual Property, free and clear of all Encumbrances, or to otherwise effectuate the purposes and intent of this Agreement and the other Transaction Documents and use reasonably best efforts to take, or cause to be taken, all actions, do or cause to be done all things, as may be necessary to consummate the transactions contemplated hereby and thereby. Without prejudice to Seller and [***]’s express obligations hereunder, (a) neither Seller nor [***] shall be under an obligation to make employees or contractors available to perform services to or for the benefit of Seller to the extent such Persons are employees of Seller or any of its affiliates or are not otherwise subject to employment or independent contractor relationships with the Company and (b) the parties acknowledge and agree that the parties do not intend for [***] to be an employee of Buyer and its affiliates, and the cooperation obligations of [***] herein are intended to be conducted such that [***] will not be, or be deemed to be, an employee of Buyer and its affiliates.
(b)In the event any Purchased Asset is not transferred at Closing and remains in the possession of (or becomes in the possession of) Seller, [***] or any of their respective affiliates following the Closing, Seller shall transfer, or cause to be transferred, such Purchased Asset to Buyer as soon as possible following the Closing (or receipt thereof), at Seller’s sole cost and expense and for no additional consideration.
(c)The parties hereto agree to (and shall cause their respective affiliates to) provide each other with such information and assistance as is reasonably necessary for the preparation of any Tax returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.
(d)Following the Closing, if Seller or any of its affiliates receives or collects any royalty, receivable, refund or other amount or funds relating to a Purchased Asset, Seller shall promptly (and no later than three business days after receipt thereof) remit, or cause to be remitted, such amount to Buyer.
(e)To the extent that Seller’s rights under any Purchased Asset are not assigned to Buyer at Closing, Seller, at its sole cost and expense, shall use its reasonable best efforts to transfer such Purchased Asset to Buyer as promptly as possible following the Closing. If any such delay in transferring such Purchase Asset would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
(f)Without limiting any other provision of this Agreement, following the Closing during the 90 day period after the Closing, each of Seller and [***] shall, and shall cause their respective affiliates to, promptly (and, in any event, within three (3) business days of request) deliver such information and reports related to the Ledger Agreement (including any Ledger Records) as the Buyer may reasonably require in connection with the operation of, and performance under, the Ledger Agreement. “Ledger Records” means copies of, records, accounts, balances, financial statements, reports and such other information created or generated in connection with the operation of and performance under, the Ledger Agreement, including without limitation, copies of all settlement records relating to the Ledger Agreement and the customer balances held pursuant to the Ledger Agreement, details of all fees received and amounts payable or owing under or in connection with the Ledger Agreement, information regarding any actual, pending or threatened claims, disputes or liabilities arising from or in connection with the Ledger Agreement, details of customer volumes, transaction data and operational metrics relating to the Ledger Agreement, and video evidence of the relevant customer balances held on hardware wallet devices that hold Ledger customer balances. “Ledger” means Ledger, a simplified joint stock company (société par actions simplifiée) registered with the Trade and Companies Register of Paris under number 529 991 119, and whose registered office is located at 106 rue de Temple, 75003 Paris. “Ledger Agreement” means the card referral agreement between Ledger and Baanx Group Limited with effective date of 1 July 2024.
Section 5.05.Marks. Immediately following the Closing, Seller and [***] shall cease using, and shall cause their respective affiliates to cease using, the “Baanx” mark, the “Monavate” mark or any mark that is confusingly similar thereto, in any customer-facing, public-facing or other third-party facing businesses and shall, as soon as practicable following written request from Buyer, but in no event later than 30 days after such request, cause each of its affiliates to change its corporate and trade name to another name that does not contain or incorporate the “Baanx” mark, the “Monavate” or any mark that is confusingly similar thereto.
Section 5.06. Termination of Certain Agreements.
(a)Termination of Helix SPA at Closing. Buyer, Seller and [***] hereby agree that, effective automatically as of the later of the Closing and the Delivery Date, and without any further action by any Person, that certain Stock Purchase Agreement, dated as of November 24, 2025, by and among Buyer, Seller and [***] (the “Helix SPA”), is terminated pursuant to Section 9.1(a) of the Helix SPA (the “Helix Termination”). From and after the Helix Termination, the Helix SPA shall be void and have no further force or effect, and no party thereto shall have any liability or obligation to any other party thereto thereunder, except that the provisions specified in Section 9.2 of the Helix SPA shall survive in accordance with their terms solely to the extent they relate to Section 6.4 (Press Releases and Announcements), Section 6.5 (Confidentiality), Section 6.11 (solely if not expressly waived below), and Article X (General Provisions) (and any related definitional provisions) and, notwithstanding anything to the contrary in Section 9.2 of the Helix SPA, (i) no claim, remedy, right or liability of any party shall survive the Helix Termination, (ii) each party irrevocably waives and releases any such claim, remedy, right or liability, and (iii) any special remedies referenced in Section 9.2 of the Helix SPA, including any right to retain amounts drawn under the Delayed Draw Term Facility Loan (as defined in the Helix SPA) or the Stockholder Loan (as defined in the Helix SPA), are irrevocably waived and shall not apply. If the Closing does not occur, this paragraph shall be of no force or effect. Notwithstanding anything to the contrary in the preceding sentence, the parties hereto agree that Section 6.11 of the Helix SPA (including any related reimbursement obligations) shall not survive the Helix Termination.
(b)Stockholder Loan Forgiveness and Release. Buyer, Seller and [***] hereby agree that, effective automatically as of the later of the Closing and the Delivery Date and without any further action by any Person, Buyer irrevocably forgives, cancels and discharges in full all obligations of Garth Howat under that certain secured, interest bearing loan in the original principal amount of $10,000,000 made available by Buyer to Garth Howat in connection with the transactions contemplated by the Helix SPA (the “Stockholder Loan”, together with the Helix SPA and the other agreements and arrangements contemplated by such agreements, the “Prior Transaction Documents”). For the avoidance of doubt, as of the later of the Closing and the Delivery Date, (i) all outstanding principal, accrued and unpaid interest, fees, expenses and any other amounts owing under or in respect of the Stockholder Loan are forgiven, cancelled and deemed paid in full, (ii) all Encumbrances, security interests, pledges, mortgages, guarantees or other credit support, if any, granted in respect of the Stockholder Loan are automatically released and terminated, and Buyer shall promptly take all actions reasonably requested to evidence and effectuate the foregoing, including delivering UCC 3 termination statements and other releases for filing, (iii) Buyer shall not exercise, and hereby irrevocably waives, any right of setoff, recoupment or deduction in respect of the

Stockholder Loan against any amounts payable to Seller or [***] under this Agreement, (iv) the forgiveness and release provided in this paragraph are unconditional and shall not be affected by, or give rise to, any rights or remedies under the Helix SPA, and (v) no further documentation, consent or payment shall be required from any party to effectuate the forgiveness and release provided in this paragraph. If each of the Closing and Delivery Date does not occur, this paragraph shall be of no force or effect.
(c)Dismissal of Delaware Action. Promptly, and in any event within five (5) days of the date of the Helix Termination, the parties will take such actions as may be required to dismiss with prejudice the Delaware Action (as defined below). Each party shall bear its own fees and costs with respect to the Delaware Action. For purposes of this Agreement, “Delaware Action” means that certain action Buyer filed in the Court of Chancery of the State of Delaware, case captioned, Exodus Movement, Inc. v. Garth Howat and W3C Corp., 2026-0485.
Section 5.07.Termination of Affiliate Arrangements. Following the Closing, as and when requested by Buyer (and, in any event, within five (5) business days thereof), each of [***] and Seller shall, and shall cause their respective affiliates to, terminate and/or settle any Related Party Transaction such that Buyer and its affiliates (including the Company) shall cease to have any liability or obligation thereunder. In connection therewith, and without further consideration, each of [***] and Seller shall, and shall cause their respective affiliates to, execute and deliver such Contracts as Buyer may reasonably require to give effect to this Section 5.07.
Article VI.
MISCELLANEOUS
Section 6.01.Survival. All representations, warranties, covenants, and agreements contained herein shall survive the Closing until the date that is three (3) years after the Closing Date; provided that the Fundamental Representation shall survive the Closing until the date that is six (6) years after the Closing Date; provided, further, that in the event of any Action related to or arising from any breach of any representation or warranty, if later, such representation or warranty shall survive for so long as a party continues to use commercially reasonably to pursue such claim until such Action is finally judicially determined. For purposes of this Agreement, “Fundamental Representations” means each of the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.05(a)-(c), Section 3.22, Section 4.01, Section 4.02(a)-(c), and Section 4.03. Any claim for breach of any representation and warranty under this Agreement must be asserted by written notice to the party against whom the claim is made before the expiration of the applicable survival period, and any representation or warranty not so asserted will terminate and expire at the end of such period. Following the Closing, Seller shall pay and perform, when due, all Excluded Liabilities.
Section 6.02.Expenses. Except as expressly set forth herein, all fees and expenses incurred in connection with or related to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.
Section 6.03.Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally or if by e-mail (if without an automated rejection of delivery), (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on confirmed receipt following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Seller:	W3C Corp 1201 Orange Street, Suite 600 Wilmington, DE 19801 Attention: [***] Email: [***]
with a copy to:	Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017 Attention: Brian Greer and Thomas Woolsey Email: GreerB@gtlaw.com; Tom.Woolsey@gtlaw.com
If to Buyer or the Company:	Exodus Movement, Inc. 15418 Weir St., Suite 333 Omaha, NE 68137 Attention: Legal E-mail: Legal@exodus.com with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Matthew Schwartz; Michael Saliba
E-mail: mschwartz@cgsh.com; msaliba@cgsh.com
and
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: George Sampas; Steve Wright
Email: GSampas@gibsondunn.com; SWright@gibsondunn.com

Section 6.04.Interpretation; Headings. Each party hereto acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. All references to “dollars” or “$” or “USD $” in this Agreement or any Transaction Document refer to United States dollars, which is the currency used for all purposes in this Agreement and any Transaction Document, unless indicated otherwise. Words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “to the extent” means “the degree by which” and not “if.” The words “either,” “or,” “neither,” “nor,” and “any” are not exclusive. Notwithstanding anything to the contrary in this Agreement, each representation and warranty set forth in this Agreement and the Transaction Documents is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, and whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.
Section 6.05.Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 6.06.Entire Agreement. This Agreement and the other Transaction Documents (including the GH RCA) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 6.07.Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 6.08.Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 6.09.Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 6.10.Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party hereto or its successors or assigns against any other party hereto shall be brought and determined in the Court of Chancery of the State of Delaware or, in the event, but only in the event that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United State District Court for the District of Delaware (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process, and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.
Section 6.11.Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NO PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ADMINISTRATION THEREOF OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HERETO CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 6.12.Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 6.13.Mutual Release.
(a)Effective as of the later of the Closing and the Delivery Date, to the fullest extent permitted by applicable Law, each of Seller and [***], on behalf of itself, and its respective affiliates and their respective successors and assigns (collectively, the “Seller Releasing Parties”), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges Buyer and its affiliates (including, from and after the Closing, all of

Buyers subsidiaries, including the Company) and their respective current and former direct and indirect equityholders, controlling persons, directors, officers, employees, agents, Representatives, members, managers, general or limited partners, or assignees (or any former or current equityholder, controlling Person, director, officer, employee, agent, representative, member manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Buyer Released Parties”) from any and all manner of actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, matured or unmatured, foreseen or unforeseen, whether in law or equity or otherwise, that such Seller Releasing Party has, had, or may have, in any capacity, against any Buyer Released Party, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the later of the Closing and the Delivery Date arising out of or related to the Company and its officers, directors and Representatives or the transactions contemplated by this Agreement, including under (x) the Prior Transaction Documents and (y) the Delaware Action (the “Seller Released Claims”); provided, that Seller Released Claims shall not include (i) the rights of any Seller Releasing Party set forth in or arising under any provisions of this Agreement or any Transaction Document, (ii) any claim for Fraud, (iii) any matters that cannot be released as a matter of Law, (iv) the right of any Seller Releasing Party to defend against, oppose or otherwise respond to any claim, Action or proceeding asserted against it by any Person, including by asserting defenses, rights of setoff, recoupment or compulsory counterclaims, (vi) any professional malpractice claims that Seller or [***] may have against its lawyers and (vii) any Action against a third party (excluding Buyer and its affiliates) in respect of the Specified Excluded Assets; provided, further, that the Seller Released Claims shall include any rights to indemnification, limitation of liability, exculpation or advancement of expenses to which a Seller Released Party is or may be entitled to from Buyer or any of its subsidiaries (including the Company) pursuant to any organizational documents of any such Person or any similar agreement with any such Person. In furtherance of the foregoing, each Seller Releasing Party hereby waives and agrees not to assert any rights under any Law to the effect that a general release does not extend to claims that the creditor does not know or suspect at the time of executing the release, including Section 1542 of the California Civil Code.
(b)Effective as of the later of the Closing and the Delivery Date, to the fullest extent permitted by applicable Law, Buyer, on behalf of itself and its affiliates (including, from and after the Closing, all of Buyer’s subsidiaries, including the Company) and its and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges Seller and [***], and each of its affiliates and their respective current and former direct and indirect equityholders, controlling persons, directors, officers, employees, agents, Representatives, members, managers, general or limited partners, or assignees (or any former or current equityholder, controlling Person, director, officer, employee, agent, representative, member manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Seller Released Parties”) from any and all manner of actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, matured or unmatured, foreseen or unforeseen, whether in law, equity or otherwise, that such Buyer Releasing Party has, had, or may have, in any capacity, against any Seller Released Party, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the later of the Closing and the Delivery Date arising out of or related to the Company and its officers, directors and Representatives or the transactions contemplated by this Agreement, including under (x) the Prior Transaction Documents and (y) the Delaware Action (the “Buyer Released Claims”); provided, that Buyer Released Claims shall not include (i) the rights of any Buyer Releasing Party set forth in or arising under any provisions of this Agreement or any Transaction Document, (ii) any claim for Fraud, (iii) any matters that cannot be released as a matter of Law, (iv) the right of any Buyer Releasing Party to defend against, oppose or otherwise respond to any claim, action or proceeding asserted against it by any Person, including by asserting defenses, rights of setoff, recoupment or compulsory counterclaims and (v) any actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief that may relate to or arise from any third-party claim made or asserted against Buyer or any of its affiliates (including, after the Closing, the Company), including its or their respective Representatives, from any Person. In furtherance of the foregoing, each Buyer Releasing Party hereby waives and agrees not to assert any rights under any Law to the effect that a general release does not extend to claims that the creditor does not know or suspect at the time of executing the release, including Section 1542 of the California Civil Code.
(c)For purposes of this Agreement, “Fraud” means intentional common law fraud under Delaware law with respect to the making of the express representations and warranties contained in this Agreement or in any other Transaction Document or in any certificate delivered hereunder or thereunder; provided, for the avoidance of doubt, that in no event will “Fraud” include any claim for constructive fraud, equitable fraud, unfair dealings fraud or promissory fraud, reckless or negligent misrepresentation or omission (including a claim for fraud based on recklessness or negligence).
(d)Each party hereto hereby acknowledges that it has read this Agreement and conferred with its counsel and advisors regarding this Agreement’s content, and is freely and voluntarily entering into this Agreement and hereby agrees to waive and hereby waives any claim that the terms of this Agreement (including, without limitation, the releases contained herein) are invalid or otherwise unenforceable.
Section 6.14.Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 6.15.No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than rights of Seller Released Parties and Buyer Released Parties pursuant to Section 6.13.
Section 6.16.[***].

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
EXODUS MOVEMENT, INC.
By:
Name:
Title:
BAANX US CORP
By:
Name:
Title:
W3C CORP
By:
Name:
Title:
GARTH HOWAT

Name: Garth Howat